                                                                      EXHIBIT 12

                         ANADARKO PETROLEUM CORPORATION
                 CONSOLIDATED STATEMENT OF COMPUTATION OF RATIOS
                    OF EARNINGS TO FIXED CHARGES AND EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                       FIVE YEARS ENDED DECEMBER 31, 1997

                                          Years Ended December 31
                       ------------------------------------------------------------
thousands                1997         1996          1995         1994        1993
                         ----         ----          ----         ----        ----

Gross Income           $205,318     $196,763     $ 65,624     $ 90,794     $106,824
Rentals                   8,266        4,234        2,457        2,814        3,069
                       --------     --------     --------     --------     --------

Earnings                213,584      200,997       68,081       93,608      109,893
                       ========     ========     ========     ========     ========

Gross Interest
  Expense                62,095       55,986       52,557       41,635       38,000
Rentals                   8,266        4,234        2,457        2,814        3,069
                       --------     --------     --------     --------     --------

Fixed Charges          $ 70,361     $ 60,220     $ 55,014     $ 44,449     $ 41,069
                       ========     ========     ========     ========     ========

Ratio of Earnings
  to Fixed Charges         3.04         3.34         1.24         2.11         2.68
                       ========     ========     ========     ========     ========

The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings include income before income taxes and fixed charges. Fixed charges include interest and amortization of debt expenses, and the estimated interest component of rentals. Certain amounts for prior years have been restated to conform to the current presentation.

During the five years ended December 31, 1997, there were no shares of preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five years is the same as the ratio of earnings to fixed charges.